DOCUMENT CAPTURE TECHNOLOGIES, INC.

August 3, 2009

Mr. Richard “Bo” Dietl
One Penn Plaza, 50th Floor
New York, NY 10119

Mr. Daniel DelGiorno
3880 Veterans Memorial Highway
Suite 201
Bohemia, NY 11716

Re: Amendment to the July 15, 2008 Business Advisory and Consulting Agreement (the “Agreement”)

Dear Messrs. Dietl and DelGiorno:

Please consider the following an addendum to the above referenced Agreement.

This Amendment (“Amendment”) to the Agreement by and between Document Capture Technologies, Inc. (the “Company”), Richard “Bo” Dietl and Daniel DelGiorno (“Consultants”), dated July 15, 2008 is entered into effective as of the date hereof, other than the specific amendments enumerated in the Amendment, all other terms of the Consulting Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 7 is hereby replaced in its entirety to read as follows:

“Compensation.    As compensation for the services to be rendered by the Consultants to the Company pursuant to Section 3 hereof, the Company shall pay the Consultants their fee by: (i) the payment of $30,000 in cash on the date hereof; and (ii) issuance to each Consultant of options to purchase 750,000 shares (for an aggregate total of 1,500,000) of the Company’s common stock exercisable for five years at $0.30 per share pursuant to the terms and conditions of those certain option agreements dated August 20, 2008 among the parties.  The options shall vest over a four year period with 25% of such options vesting at the end of the first, second, third and fourth years of the Agreement, however, in the event of a change of control in the Company’s securities or assets pursuant to introductions specifically made by Consultants to the Company, all of the options shall immediately vest 100% in conjunction with such event.  A change of control shall be defined as a change of ownership of 50% or more of the Company’s securities, or voting control thereof, or a transfer of more than 50% of the Company’s tangible and/or intangible assets.

Of the 1,500,000 options, the Board of Directors will use their good faith efforts to determine how many of such options shall be cancelled in exchange for the payment of cash in accordance with (1) above and Consultant agrees to be bound by the Board of Directors determination and to immediately thereafter return such number of options for cancellation immediately upon the determination of the Board of Directors without dispute thereof.”

The Amendment is agreed to and shall become effective as of the date first written above.

Very truly yours,

DOCUMENT CAPTURE
TECHNOLOGIES, INC.

By:	//s// David Clark
David Clark
Chief Executive Officer

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
ABOVE WRITTEN:

//s// Richard Dietl
Richard “Bo” Dietl, Individually

//s// Daniel DelGiorno
Daniel DelGiorno

[SIGNATURE PAGE TO AMENDMENT DATED AUGUST 3, 2009]